SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant: X Filed by a party other than the registrant :

Check the appropriate box:

    Preliminary proxy statement
    Definitive proxy statement
X   Definitive additional materials
    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             COMPUTER PRODUCTS, INC.
                             -----------------------
                (Name of Registrant as Specified in Its Charter)

                             COMPUTER PRODUCTS, INC.
                             -----------------------
                   (Name of Persons(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
      $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
      Fee  computed  on the  table  below per  Exchange  Act Rules
       14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions apply:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

March 24, 1997


Dear(Name of Voting Contact):

Since (name of institution) is a substantial investor in the Common Stock of Computer Products, Inc., I am enclosing with this letter a copy of the Proxy Statement and Annual Report for the upcoming Annual Meeting of Shareholders, to be held on May 8, 1997. Knowing your shares are held through a custodian bank and that the normal path of distribution of these items could result in some delay, I thought you would appreciate receiving your personal copy of the materials at the same time they are being sent to holders of record.

Your vote this year is particularly meaningful, as we are seeking shareholder approval of important amendments to the CPI Performance Plan. This Performance Plan is an integral part of the performance-based compensation arrangements that are contributing to the continued successful implementation of CPI's Strategic Plan.

The close alignment of the interests of the CPI management team with those of our shareholders is, we believe, an important element in the Company's current success and is central to our plans for the future. Its importance is evidenced in our Stock Ownership Program, which requires executives to achieve and maintain certain share ownership levels in order to be eligible for participation in future incentive awards.

The close alignment of management and shareholder interests is built into the very structure of the Performance Plan. Vesting of awards granted under the Performance Plan during the past two years is tied to the market performance of CPI Common Stock. No vesting occurs until CPI stock has appreciated 25% and full vesting occurs only after CPI stock has appreciated by 50% over the grant price of an option. This linkage means that employees granted stock options over the past two years and going forward will experience no benefit until there has been a significant increase in the market price of CPI shares. This structure provides a "win/win" situation for both shareholders and management when the stock price increases.

Shareholders are being asked to amend the Performance Plan (Proposal 2 on the proxy) to increase the number of shares available for grant by 1,500,000 shares. Based upon recent studies performed for us by outside consultants, we believe that even with the addition of these options, the Performance Plan is consistent with the plans of other companies of similar size and standing in the electronics industry in terms of the percentage of available and outstanding options as compared to the common shares outstanding.

The second amendment to the Performance Plan (Proposal 3 on the proxy) provides for a renewal of the plan's share allotment whenever it is depleted. Although the Compensation Committee anticipates granting awards under the Performance Plan in amounts consistent with prior practice, (approximately 750,000 shares or share related awards were granted to over 150 employees in fiscal 1996) the Company believes it both prudent and appropriate to have shares available under the Performance Plan for use in connection with the negotiation of future acquisitions. Such additional shares are expected to be available for grant to key employees of companies which CPI may acquire as it continues its current expansion strategy.

In summary, the Board of Directors and management believe that our stock related programs were developed with the best interests of shareholders in mind, and have helped to achieve positive results for both shareholders and management. We therefore encourage you to vote your proxy FOR both proposals.

Comments, questions or requests for additional information are welcome. Please feel free to call me at (561) 451-1000.

On behalf of the Board of Directors and management of Computer Products, Inc., I thank you for your continued interest and support, and, should you be able to attend, look forward to welcoming you to the Annual Meeting.


Very truly yours,

JOSEPH M. O'DONNELL
Chairman and CEO


Enclosures